     Exhibit 10.42

AMENDMENT TO WARRANT
TO PURCHASE COMMON STOCK

     This Amendment to Warrant to Purchase Common Stock (the “Amendment”) is made and entered into as of June 5, 2000, by and between The Gymboree Corporation, a Delaware corporation (the “Company”), and ____________ (the “Holder”), the holder of a Warrant to Purchase Common Stock (the “Warrant”).

RECITALS

A.	On June 2, 2000, the Company issued the Warrant to purchase _________ shares of the Company’s Common Stock to the Holder in connection with equity investment made by such Holder on May ___, 2000 (the “Equity Investment”).

B.	Pursuant to Section 1(b) of the Warrant, the Warrant is exercisable after the date that is six (6) months after June 2, 2000.

C.	In consideration of the Company’s promise to make the Warrant exercisable as of the date that is six (6) months from May 16, 2000, the Company and the Holder of the Warrant wish to amend Section 1(b).

AGREEMENT

1. The first sentence of Section 1(b) shall be amended and restated in its entirety as follows:

(b) Net Exercise. In lieu of exercising this Warrant in a cash exercise, after November 16, 2000, the Holder may elect to exercise this Warrant in whole or in part, on a “net exercise” basis, and upon such net exercise shall be entitled to receive shares equal to the value of the portion of this Warrant canceled upon such net exercise.

2. All other terms and conditions in the Warrant shall remain unchanged.

THE GYMBOREE CORPORATION By: —————————————— Print Name: Lawrence H. Meyer Title: Chief Financial Officer